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                      December 12, 2022

       Grant Brackebusch
       Vice President, Chief Financial Officer
       Idaho Strategic Resources, Inc.
       201 N. Third Street
       Coeur d   Alene, ID 83814

                                                        Re: Idaho Strategic
Resources, Inc.
                                                            Form 10-K for the
Fiscal Year ended December 31, 2021
                                                            Filed March 31,
2022
                                                            File No. 001-41320

       Dear Grant Brackebusch:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation